EXHIBIT 10.1 March 26, 2004 Dr. Phillip Frost IVAX Corporation 4400 Biscayne Blvd. Miami, Florida 33137

RE:	Renewal/Extension of Loan to Continucare Corporation (“Borrower”)

Dear Dr. Frost:

        Reference is made to the Unconditional Guaranty (as the same has been reaffirmed, amended or modified from time to time, the “Guaranty”), dated as of March 9, 2000, executed by you in favor of Merrill Lynch Business Financial Services Inc. (“Lender”), pursuant to which you guaranteed the repayment obligations of Borrower in connection with the WCMA Loan and Security Agreement, dated as of March 9, 2000, between Borrower and Lender (as same has been amended, extended or modified from time to time, the “Loan Agreement”). Borrower and Lender have negotiated an extension of the Loan Agreement as set forth in the attached letter.

        Please reaffirm, by executing this letter and returning it to the undersigned, that following the extension of the Loan Agreement as agreed by Borrower and Lender, your Guaranty will remain in full force and effect. By executing this letter, you will also acknowledge your agreement to further extend the term of your Guaranty for an additional period of one-year beyond the proposed extended maturity date of the Loan Agreement if Borrower and Lender shall agree on such a further extension. In consideration of your written reaffirmation of the Guaranty, the Borrower shall issue to you 300,000 shares of the Corporation’s common stock, $.0001 par value per share.

Sincerely, CONTINUCARE CORPORATION By: /s/ Richard C. Pfenniger, Jr. —————————————— Richard C. Pfenniger, Jr. Chairman and Chief Executive Officer

CONFIRMATION: The undersigned agrees to the foregoing: /s/ Dr. Phillip Frost —————————————— Dr. Phillip Frost